Exhibit 99.1
REPROS THERAPEUTICS INC. ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK
     THE WOODLANDS, Texas—(BUSINESS WIRE)—Repros Therapeutics Inc. (Nasdaq: RPRX) announced today the pricing of its public offering of 2,610,000 shares of its common stock at a public offering price of $13.75 per share. All of the shares are being offered by Repros. The underwriters have a 30-day option to purchase up to an additional 390,000 shares of common stock to cover over-allotments, if any.
     CIBC World Markets Corp. is acting as sole book-running manager in this offering. Punk, Ziegel & Company is acting as co-lead manager. ThinkEquity Partners LLC is acting as co-manager.
     A registration statement relating to the shares has been declared effective by the Securities and Exchange Commission. Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com, by fax at 212-667-6303, or by mail at CIBC World Markets Corp., Attn: USE Prospectus Department, 425 Lexington Ave, 5th floor. NY, NY 10017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
Contact:
Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447